Exhibit 8.1

Michael Savage, Of Counsel

March 17, 2025

Alpha Star Acquisition Corporation

100 Church Street, 8th Floor

New York, New York 10004

Dear Sirs:

Reference is made to the Registration Statement (Form F-4) filed by Xdata Group on or about March 17, 2025, as amended through the date hereof (the “Registration Statement”), in connection with the proposed business combination agreement dated as of September 12, 2024 (the “Business Combination Agreement”) by and among Alpha Star Acquisition Corporation (“Alpha Star”), a Cayman Islands exempted company, Xdata Group (“PubCo”), a Cayman Islands exempted company, OU XDATA GROUP (“XDATA”), a company incorporated in Estonia, and Roman Eloshvili, the sole shareholder of XDATA. Pursuant to the Business Combination Agreement, (i) Alpha Star will merge (the “Reincorporation Merger” with and into PubCo with PubCo surviving the Reincorporation Merger as the holding and listed company, and (ii) immediately after the Reincorporation Merger, PubCo will acquire the shares, representing 100% (on as as-converted and fully diluted basis) of the issued and outstanding shares of XDATA, resulting in XDATA being a wholly-owned subsidiary of PubCo, in exchange for a certain number of shares of PubCo (the “Share Exchange”, together with the Reincorporation Merger, the “Business Combination”). The Business Combination and certain other related transactions are described in the Registration Statement.

1. General observations.

We have been asked to opine as to the U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of the Reincorporation Merger. This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Alpha Star and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

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In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

2. The F Reorganization

Pursuant to the terms of a Business Combination Agreement between and among Alpha Star, XDATA, and the shareholder of XDATA, Alpha Star will reincorporate in the Cayman Islands as PubCo. The Alpha Star shareholders will exchange their Alpha Star shares and warrants for PubCo shares and warrants. This reincorporation is referred to as the “Reincorporation Merger”.

Under Code Section 368(a)(1)(F), a “reorganization” includes “a mere change in identity, form, or place of organization of one corporation, however effected” (such a “mere change” is referred to as an “F reorganization”). A reincorporation that meets the requirements of Section 368(a)(1)(F) qualifies as an F reorganization. In a qualifying F reorganization, subject to the discussion of Section 367(a) set forth below, the shareholders and the warrants holders of the transferor corporation (in this case, Alpha Star) recognize no gain or loss on the exchange of those shares or warrants for shares or warrants in the resulting corporation (in this case, PubCo).

Under Treasury regulations (Reg. Sec. 1.368-2(m)), in order for a reorganization to qualify as an F reorganization, a number of requirements must be satisfied. These requirements may be summarized as follows: (i) all of the stock of the resulting corporation (PubCo) must be exchanged for stock of the transferor corporation (Alpha Star); (ii) the same person or persons must own all of the stock of the transferor corporation, determined immediately before the reorganization, and of the resulting corporation, determined immediately after the reorganization, in identical proportions; (iii) the resulting corporation may not hold any property or have any tax attributes (such as net operating loss carryovers, earnings and profits, loss carryovers, etc.) immediately before the reorganization (other than a de minimis amount of assets to facilitate its organization or maintain its legal existence and any tax attributes affiliated with those assets); (iv) the transferor corporation must have no assets remaining after the reorganization (other than a de minimis amount of assets necessary to wrap up its affairs); (v) immediately after the reorganization, no corporation other than the resulting corporation may hold property that was held by the transferor corporation immediately before the reorganization; and (vi) immediately after the reorganization, the resulting corporation may not hold property acquired from a corporation other than the transferor corporation.

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Under Treasury regulations, a reorganization that otherwise qualifies as an F reorganization may occur before other transactions that effect more than a mere change. Related events that follow the reorganization generally will not cause the reorganization to fail to qualify as an F reorganization. Accordingly, the fact that additional assets, such as the stock of XDATA, are contributed to PubCo after the Reincorporation Merger, or the fact that after the Reincorporation Merger the XDATA shareholder becomes a shareholder of PubCo, does not affect the qualification of the reorganization itself as an F Reorganization.

Based on our review of the facts presented to us surrounding the Reincorporation Merger, the Reincorporation Merger will meet the requirements of Reg Sec. 1.368-2(m) and will qualify as an F reorganization. Accordingly, subject to the discussion of Section 367(a) set forth below, and subject further to the discussion of the step-transaction doctrine set forth in part 3 of this opinion, U.S. Holders who participate in the Reincorporation Merger will not recognize any gain or loss, with respect to the exchange of their shares or warrants, on the Reincorporation Merger. However, the qualification of the Reincorporation Merger as an F reorganization would be affected if any of the requirements set forth above in fact were not met at the conclusion of the Reincorporation Merger.

Even though the Reincorporation Merger qualifies as an F reorganization, under Code section 367(a) the transfer by a U.S. Holder of shares or warrants in a foreign corporation to another foreign corporation is a taxable event, even if the reorganization is otherwise tax-free, and the U.S. Holder must recognize gain or loss on the transfer unless an exception applies. An exception to this rule applies to a non-corporate U.S. Holder who owns less than 5% of both the total voting power and the total value of the shares of PubCo following the transfer (as determined by including shares owned by certain related parties but without taking into account the ownership of the XDATA shareholder). An exception also applies to a non-corporate U.S. Holder who owns 5% or more of PubCo after the transfer (including shares owned by certain related parties but without taking into account the ownership of the XDATA shareholder) and who enters into a gain recognition agreement with the IRS as provided in IRS regulations. For a corporate U.S. Holder, the availability of an exception depends on several factors relating to the structure and ownership of the corporation and to its or certain related parties’ ownership interests in PubCo after the Reincorporation Merger.

3. The Step Transaction Doctrine.

In any transaction that includes a series of steps the IRS may review the steps to determine whether the overall transaction should be recast as a different transaction with possibly different tax consequences. Such a review by the IRS is referred to as the application of the “step transaction doctrine”. Under the step transaction doctrine, if it could be applied, the transactions contemplated by Alpha Star and its shareholders, the XDATA shareholder, and PubCo (the “Business Combination”) could be viewed as (a) a contribution by the Alpha Star shareholders of their Alpha Star shares to PubCo and (b) a contribution by the XDATA shareholder of his XDATA stock to PubCo. Following these two steps, the Alpha Star shareholders and the XDATA shareholder would, together, own more than 80% of PubCo and so the Business Combination would result in a Section 351 transaction. In a Section 351 transaction, the exchange of Alpha Star shares for PubCo shares would remain tax-free; however, the exchange of Alpha Star warrants for PubCo warrants would be a taxable event to the Alpha Star warrant-holders.

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As noted above, Treasury regulations make it clear that other steps in a transaction such as the Business Combination are not considered in determining whether the reincorporation itself qualifies as an F reorganization. While not entirely free from doubt, Treasury regulations also appear to provide that a qualified F reorganization will not be treated as a step, under the step transaction doctrine, in a larger transaction (such as the Business Combination). This interpretation of the regulations follows a concept set down in earlier IRS rulings that an F reorganization “is treated for most purposes of the Code as if there had been no change in the corporation and, thus, as if the reorganized corporation is the same entity as the corporation that was in existence prior to the reorganization”. Rev Rul. 97-39. Under this reading of the regulation, there is only step to the Business Combination, the exchange of XDATA stock, an exchange in which the Alpha Star shareholders do not participate, and so it is only the Reincorporation Merger itself that determines the tax consequences of the Business Combination to the Alpha Stars shareholders.

Even if the Reincorporation Merger could be treated as a step in a larger transaction, in our opinion the step transaction doctrine would not change the result for tax purposes. The step-transaction doctrine is typically applied when, in effecting the transaction, the parties take unnecessary steps, or steps with no economic substance or business purpose, to construct a transaction more favorable to them from a tax standpoint. The step transaction doctrine “combines a series of individually meaningless steps into a single transaction” for purposes of federal tax treatment. Esmark, Inc. & Affiliated Cos. v. Comm’r, 90 T.C. 171, 195 (1988). See also, Security Indus. Ins. Co. v. U.S., 702 F.2d 1234, 1247 (5th Cir. 1983): “[T]he central purpose of the step transaction doctrine [is to ensure] that the tax consequences of a particular transaction turn on substance rather than form”. As the Supreme Court has said: “In applying this doctrine of substance over form, the Court has looked to the objective economic realities of a transaction rather than to the particular form the parties employed.” Frank Lyon v. U.S., 435 U.S. 561 (1978).

While the Reincorporation Merger followed by the acquisition of PubCo shares by the XDATA shareholder could be found to meet technical requirements of the step transaction doctrine (if the reincorporation was treated as a “step”), the step transaction doctrine itself would not require a recharacterization of the Business Combination for the following reasons.

First, in the Business Combination, had the Reincorporation Merger not occurred, the same transactional result could have been achieved by XDATA shareholder contributing his XDATA stock to Alpha Star in return for Alpha Star shares – in a single transaction. Under this scenario the Alpha Star shareholders themselves would not have engaged in an exchange and so there would have been no tax consequences to them. (And, since the XDATA shareholder is not a U.S. taxpayer, there would have been no U.S. tax consequences to him, either.) Thus, the more “direct” transaction emerging from an application of the step transaction doctrine would not result in any less favorable tax consequences to any U.S. Holder or to any other parties to the transaction.

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Second, there was a business purpose for the reincorporation of Alpha Star. According to Alpha Star, the parties wanted the public company to qualify as a Foreign Private Issuer (“FPI”) under the Securities Exchange Act of 1934 so that it would be exempt from Exchange Act rules that impose certain disclosure obligations, and contain certain procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. Alpha Star determined that it could not qualify as an FPI because more than 50% of its assets were located in the United States, but that PubCo would not face this prohibition on FPI status. Accordingly, the reincorporation of Alpha Star into PubCo was made for a valid business reason and had a substantial economic effect. Under the case law cited above, the step transaction doctrine does not apply where the steps in the transaction have substantial economic effect and are taken for valid business purposes.

Accordingly, it is our opinion that the application of the step transaction doctrine to recharacterize the Business Combination would not be sustainable.

4. Limitations.

This opinion is limited to the application of the federal income tax laws of the United States only and expresses no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. The opinion does not address the tax consequences to U.S. Holders of any transactions that preceded the reincorporation or that occurred in connection with it, such as any prior exchanges of Alpha Star shares, the prior issuance or exercise of warrants, stock options or other securities to Alpha Star shareholders, or redemptions of Alpha Star shares. The opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the IRS and that one or more courts may sustain such contrary positions. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Michael Savage
Michael Savage
Of Counsel, Sichenzia Ross Ference Carmel LLP

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